Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement (No. 333- ______) on Form S-3 of our report dated June 19, 2017, relating to our audits of the consolidated financial statements of Transcat, Inc. as of and for the years ended March 25, 2017 and March 26, 2016, which appear in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 19, 2017.

We also consent to the reference to our firm under the caption “Experts”.

/s/ Freed Maxick CPAs, P.C.

Freed Maxick CPAs, P.C.
Rochester, New York
December 20, 2017